EXHIBIT 99.2

Frank E. Jaumot Joins MasTec Board

         CORAL GABLES, Fla., Sept. 15 /PRNewswire-FirstCall/ -- MasTec, Inc. (NYSE:MTZ) today announced that Mr. Frank E. Jaumot has joined MasTec's Board of Directors.

        Mr. Jaumot is a shareholder and Director of Accounting and Auditing for the certified public accounting firm of Ahearn, Jasco and Company, PA (“AJC”). Prior to joining AJC, Mr. Jaumot was associated with Deloitte & Touche. Mr. Jaumot is a Certified Public Accountant in Florida and Ohio, and graduated cum laude with a Bachelor of Science degree in accounting from Marquette University.

        As Director of Accounting and Auditing for AJC, he is the Firm’s principal technical expert on accounting and auditing matters. He has extensive knowledge in SEC compliance issues, current accounting matters and auditing and he directs the Firm’s in-house continuing education programs on these topics. His practice focuses on public companies, and smaller companies seeking public or private capital.

    Mr. Jaumot is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. In addition to his professional affiliations, Mr. Jaumot has served on the Board of Directors and Treasurer for Junior Achievement of South Florida, as District Chairman and District Finance Chairman for the Boy Scouts of America, Central Florida Council, and on the Board of Directors for Family Service Agency of Broward County.

        “We are very pleased to have an experienced accounting professional join us on MasTec’s Board of Directors,” stated Jorge Mas, Chairman of the Board of MasTec. “His input to MasTec’s Board and management team will be invaluable.” MasTec (www.mastec.com) is a leading communications, broadband, intelligent traffic and energy infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

        This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.